EXHIBIT 99.3

MCI Responds To Oklahoma State Attorney General’s Claims

ASHBURN, Va., August 27, 2003—MCI (WCOEQ, MCWEQ) today responded to the Oklahoma State Attorney General’s claims against the company. The following statement should be attributed to Stasia Kelly, MCI general counsel:

We intend to fully cooperate with the Oklahoma state Attorney General, but we do not believe this action will impact the bankruptcy process. MCI remains on track for its confirmation hearing before the federal Bankruptcy Court, which is scheduled to begin on September 8, 2003.

Today’s action against the company would only punish our 20 million customers and 55,000 employees—2,000 of which work in Oklahoma. MCI has made tremendous progress over the past year and we are working hard to put our house in order. MCI has, and continues to, cooperate with all investigations while implementing sweeping internal reforms. Our new management team and board of directors—under the oversight of Corporate Monitor and former SEC Chairman Richard Breeden—are committed to doing all the right things to ensure what happened in the past can never happen again.

These facts have been recognized by the Securities and Exchange Commission, in its $750 million landmark settlement with the company, and by two federal courts. In fact, in his ruling, the Honorable Jed S. Rakoff said:

“The Court is aware of no large company accused of fraud that has so completely divorced itself from the misdeeds of the immediate past and undertaken such extraordinary steps to prevent such misdeeds in the future.”

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.